Exhibit 10.13

Exhibit 10.13 - 1

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT dated as of the 29th day of February, 2008,

BETWEEN:

SOLTERA MINING CORP., a company incorporated under the laws of the State of Nevada and having an office located at 1005 – 289 Drake Street, Vancouver, British Columbia, V6B 5Z5

(“Soltera”)

AND:
FABIO MONTANARI, a businessman with Italian Passport No. E571059 with current domicile at Via il Perugino 8, No. 09121 Cagliari, Italy

(the “Assignor”)

WHEREAS:

A.           the Assignor has granted an option to acquire a 25% interest in certain mineral property in Argentina (the “Claims”) pursuant to the terms and conditions of an option agreement dated March 21, 2007 among TNR Gold Corp., Antonio Augustin, Giulianotti, and the Assignor (the “Eureka Option Agreement”);

B.           the Assignor wishes to assign, and Soltera wishes to acquire, all of the Assignor’s interest, rights, and obligations under the Eureka Option Agreement pursuant to the terms and conditions contained in this agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of $1.00 and other good and valuable consideration paid by each party to the other, the receipt and sufficiency of which are acknowledged, the parties covenant and agree as follows:

1.	The Assignor irrevocably assigns, grants, transfers and quit claims to and in favor of Soltera, as and from the Closing, the following:

a.	all of the Assignor’s right, title and interest in and to the Eureka Option Agreement;

b.	all of the Assignor’s obligations under the Eureka Option Agreement; and

c.	any other benefits and advantages to be derived by the Assignor from the Eureka Option Agreement.

2.
As consideration for the assignment of the Assignor’s interest in the Eureka Option Agreement, Soltera will issue 8,000,000 restricted shares of common stock in the capital of Soltera to the Assignor at a deemed price of $0.001 per share.

Exhibit 10.13 - 2

3.
Soltera agrees to be bound by the terms and conditions of the Eureka Option Agreement and covenants to perform all of the obligations of the Assignor to be performed under the Eureka Option Agreement with respect to the interest to be acquired by Soltera.

4.	The Assignor represents and warrants to Soltera that:

a.
The Assignor has the legal capacity and authority to make and perform this agreement and has good right, full power and absolute authority to grant the assignment of his interest in the Eureka Option Agreement.

b.	The Assignor has the full right, title and interest in the Eureka Option Agreement free of any claim or potential claim by any person.

c.
The Assignor is in full compliance with all terms and conditions of the Eureka Option Agreement as of Closing, including, among others, all option payments.  Neither the Assignor nor the other parties to the Eureka Option Agreement are in default of any of the terms and conditions under the Eureka Option Agreement.  As of Closing, no amendments have been made to the Eureka Option Agreement.

d.	The Assignor has provided written notice to the other parties of the Eureka Option Agreement of the assignment of his interest in the Eureka Option Agreement.

e.
To the best of the Assignor’s knowledge, the owner of the Claims owns the Claims free of any claim or potential claim by any person, with the exception of the right, title and interest in the Claims granted to the Assignor pursuant to the Eureka Option Agreement, and the owner has the authority to option the Claims as described in the Eureka Option Agreement.

f.	The Claims and rights comprising the Claims have been duly and validly located and recorded and will be in good standing on Closing.

g.
To the best of the Assignor’s  knowledge, there are no environmental damages or claims that have been made or threatened against the Claims and the property that it is situated on or connected to.  The Assignor has at all times conducted, held and used, and is continuing to conduct, hold and use his affairs, business, assets and properties, including the Claims in accordance with, and not in violation of or non-compliance with any and all applicable environmental laws or any permits, and there is no past or present fact, condition or circumstance relating to the Claims or, as related to or connected with the business, the Assignor, or to the business that would result in any liability or potential liability under any environmental law.

Exhibit 10.13 - 3

h.
There is no adverse claim or challenge against or to the ownership of or title to the Claims, nor, to the knowledge of the Assignor, is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof, with the exception of this agreement and the Eureka Option Agreement, and no person has any royalty or other interest whatsoever in the development and use of the Claims, with the exception of the owner in accordance with the Eureka Option Agreement.

i.
There are no actions or claims, whether or not purportedly on behalf of the Assignor, pending, or to the knowledge of Assignor, threatened with respect to or in any manner affecting the Claims, and there are no outstanding judgements, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting, the Claims.

j.
The Assignor has been validly issued all permits for which any governmental body deems necessary or for which the Assignor requires by law for the ownership or use of the Claims or to conduct his business on the Claims.  The Assignor is in full compliance with and entitled to all of the benefits under the permits.  All permits are in full force and effect.  Neither any past or present fact, condition or circumstance that has occurred nor the signing and delivery of this agreement and its performance will create any right to terminate, cancel, modify, amend, revoke or expire any such permit.

5.	The effective date of assignment of the Eureka Option Agreement will be February 29, 2008 (the “Closing”).

6.	At the Closing,

a.
the Assignor will deliver to Soltera all accounting records, property reports, maps, drill test results, assay results, technical data and other relevant documents and information compiled by or in the possession of the Assignor with respect to the Claims; and

b.	Soltera will deliver to the Assignor a share certificate representing 8,000,000 restricted shares of common stock in the capital of Soltera registered in the name of the Assignor.

7.	This agreement will enure to the benefit of and will be binding upon the parties and their respective successors and assigns.

8.	Time will be of the essence of this agreement.

Exhibit 10.13 - 4

9.	The parties will sign such further assurances and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of the agreement.

IN WITNESS WHEREOF the parties have signed this Assignment Agreement as of the day and year first above written.

Soltera Mining Corp.

Per:                      /s/ Nadwynn Sing

Authorized Signatory

/s/ Fabio Montanari

Fabio Montanari

Exhibit 10.13 - 5